U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of Reporting Person*

Vulcan Materials Company
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   (Last)               (First)                 (Middle)

One Metroplex Drive
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                                    (Street)

Birmingham                          Alabama                       35209
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   (City)                           (State)                       (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)

1/1/99

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3. IRS or Social Security Number of Reporting Person (Voluntary)

63-0366371
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4. Issuer Name and Ticker or Trading Symbol

CalMat Co. (NYSE:CZM)
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5. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



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6. If Amendment, Date of Original (Month/Day/Year)


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7. Individual or Joint/Group Filing (Check Applicable Line):

   [ X ] Form filed by One Reporting Person

   [   ] Form filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
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

   Common Stock, $1.00 par value(1)      22,713,306 shares           I(2)
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
                                                                      (over)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

(1) Including the associated Common Share Purchase Rights issued pursuant to the Rights Agreement, dated as of September 22, 1987, as amended as of October 26, 1992, July 22,1997 and November 14, 1998 between CalMat Co. (the "Company") and First Chicago Trust Company of New York.

(2) ALB Acquisition Corporation, an indirect, wholly-owned subsidiary of Vulcan Materials Company acquired these shares pursuant to a tender offer for all outstanding shares of Common Stock, $1.00 par value, of the Company.

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Securities                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)      (Instr.5)
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


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
Explanation of Responses:


  Vulcan Materials Company

      /s/ William F. Denson                                  January 6, 1999
---------------------------------------------            -----------------------
Name: William F. Denson, III                                      Date
Title: Senior Vice President, Law and
Secretary on behalf of Vulcan Materials
Company

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78 ff(a)


(122795DTI)


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